Exhibit 10.20

REPUBLIC AIRWAYS HOLDINGS INC

AGREEMENT FOR GRANT OF INCENTIVE INTEREST

[Date]

[Name]

[Title]

[Employee ID]

Dear [Name]:

The purpose of this agreement (the “Award Agreement”) is to set forth the terms and conditions of the grant of a long-term cash-based incentive interest (the “Incentive Interest”) made to you by Republic Airways Holdings Inc. (the “Company”) under the Republic Airways Holdings Inc. Long Term Incentive Plan (the “Plan”). Any capitalized term used in this Award Agreement and not defined will have the meaning set forth in the Plan.

The Incentive Interest is subject to the terms and conditions set forth in this Award Agreement and the Plan, as well as any rules and regulations adopted by the Compensation Committee of the Board of Directors of the Company (the “Committee”) which administers this Award Agreement and the Plan.

In general, the amount of your potential Award is expressed as a Target Award, which is the amount of your Incentive Interest that you will earn if the vesting requirements, as specified in this Award Agreement, are fully satisfied and the Performance Cycle, as defined below, is achieved at the 100% level. The Award payable under your Incentive Interest may be more or less than your Target Award, depending on the level of vesting achieved.

1. Target Award.

Your Target Award for this Incentive Interest is [_]. [_]% of this Incentive Interest, XXX, shall be subject to time-based vesting (the “Time-Vesting Portion”) and [_]% percent of this Incentive Interest, [_], shall be subject to performance-based vesting (the “Performance-Vesting Portion”).

2. Vesting Requirements.

(a) Except as otherwise provided in paragraph (4) below, the Time-Vesting Portion of your Incentive Interest will vest in three equal installments on [_], as to 33-1/3%, [_], as to 33-1/3%, and [_], as to the remaining 33-1/3%, subject to your remaining in active employment with the Company (or a subsidiary or affiliate of the Company) through the applicable vesting date. Notwithstanding the foregoing, if the Company’s pre-tax income for the fiscal year ending on any such date is not a positive amount, the vesting of the installment scheduled to vest on such date shall be postponed until the Company’s pre-tax income for two consecutive fiscal quarters is a positive amount, whereupon such installment shall vest, subject to your remaining in active employment with the Company (or a subsidiary or affiliate of the Company) through the end of such consecutive fiscal quarters.

(b) Except as otherwise provided in paragraph (4) below, the Performance-Vesting Portion of your Incentive Interest will vest on [_], subject to, and to the extent of, achievement of the Performance Goals set forth in Exhibit 1 attached hereto for the period [_], through [_] (the “Performance Cycle”) and subject to your remaining in active employment with the Company (or a subsidiary or affiliate of the Company) through [_].

(c) Following the conclusion of the Performance Cycle, the Committee shall make a good faith determination of the level of achievement of the Performance Goals, based on such factors as it deems appropriate for such determination. The Committee’s determination of the level of achievement of the Performance Goals, and the actual amount of the Performance-Vesting Portion of your Incentive Interest (if any) that is earned, shall be final and binding on you.

(d) Upon a Change of Control, the outstanding Performance-Vesting Portion of your Incentive Interest will be treated as earned at Target and, except as otherwise provided in paragraph (4) below, will vest on [_], subject only to your remaining in active employment with the Company (or a subsidiary or affiliate of the Company) through [_].

3. Payment of Award.

Except as otherwise provided in paragraph (4) below, each installment of the Time- Vesting Portion of your Incentive Interest and the earned amount of the Performance-Vesting Portion of your Incentive Interest will be paid in a lump sum in cash as soon as practicable after the applicable conditions to the vesting of such amount are determined by the Committee to have been satisfied, but in no event later than the 15th of March following satisfaction of the vesting requirements.

4. Termination of Employment.

The following provisions shall govern the treatment of your Incentive Interest upon a termination of your employment with the Company (or subsidiary or affiliate); provided, however, that if you have an employment agreement with the Company, the treatment of your Incentive Interest upon a termination of your employment will be governed by the applicable provision in this paragraph (4) or the applicable provision in your employment agreement, whichever is more favorable to you.

(a) Retirement. If your employment with the Company (or subsidiary or affiliate) terminates due to a Qualified Retirement, a pro-rated portion (based on the number of days worked over 365 days) of the outstanding Time-Vesting Portion of your Incentive Interest that would have vested at the end of the fiscal year in which the termination occurs shall immediately vest and be paid within 30 days following such termination date; and a pro-rated portion (based on the number of days worked over the total number of days in the Performance Cycle) of the outstanding Performance-Vesting Portion of your Incentive Interest that you would have been entitled to receive had your employment continued through the end of the performance cycle shall be deemed vested and shall be paid at the same time that Awards for such Performance Cycle are paid to other participants in the Plan but in no event later than the 15th of March following the end of the Performance Cycle. “Qualified Retirement” shall have the meaning determined by the Committee from time to time at its discretion.

(b) Death or Disability. If your employment with the Company (or subsidiary or affiliate) terminates due to death or Disability, any portion of your outstanding Incentive Interest (including any Performance-Vesting Portion of your Incentive Interest) that has not fully vested shall immediately vest (vesting shall be at Target in the case of any such Performance-Vesting Portion of such Incentive Interest) and shall be paid within 30 days following such termination. In the event of your death, any portion of an Incentive Interest payable to you shall be paid to your legal spouse or, if you have no living legal spouse at the time the Incentive Interest is payable, to your designated primary beneficiary under the Company’s group life insurance policy or, if you have no such designated beneficiary, your estate. “Disability” means that you become eligible for long-term disability benefits under the Company’s group disability program or, if you are not a participant under the Company’s group disability program, shall mean disability as determined by the Company.

(c) Resignation. If you voluntarily resign your employment with the Company (or subsidiary or affiliate), any unvested portion of your outstanding Incentive Interest shall be immediately forfeited for no consideration.

(d) Termination for Cause. If your employment with the Company (or subsidiary or affiliate) is terminated by the Company for Cause, all of your outstanding Incentive Interest will be immediately forfeited for no consideration, whether vested or unvested.

(e) Involuntary Termination of Employment without Cause (other than in connection with a Change of Control). If your employment with the Company (or subsidiary or affiliate) is terminated by the Company without Cause (other than in connection with a Change of Control pursuant to paragraph 4(f) below), any portion of the outstanding Time-Vesting Portion of your Incentive Interest that would have vested on or before the 1-year anniversary of the termination date (1 year acceleration) shall immediately vest and be paid within 30 days following such termination; and a pro-rated portion (based on the number of days worked as if you remained employed through the 1-year anniversary of the termination date (1 year acceleration) over the total number of days in the Performance Cycle) of the outstanding Performance-Vesting Portion of your Incentive Interest that you would have been entitled to receive had your employment continued through the end of the Performance Cycle shall be deemed vested and, to the extent earned as determined by the Committee, shall be paid at the same time that Awards for such Performance Cycle are paid to other participants in the Plan, but in no event later than the 15th of March following the end of the Performance Cycle.

(f) Involuntary Termination of Employment without Cause within 18 Months following a Change of Control. If your employment with the Company (or subsidiary or affiliate) is terminated by the Company without Cause within 18 months following a Change of Control, any portion of your outstanding Incentive Interest (including any Performance-Vesting Portion of your Incentive Interest treated as earned under paragraph 2(d)) that has not fully vested shall immediately vest, and shall be paid within 30 days following such termination.

(g) Termination of Employment for Good Reason. If you terminate employment with the Company for “Good Reason” as permitted in an employment agreement with the Company to which you are a party, your termination of employment shall be treated as an involuntary termination by the Company without Cause for purposes of paragraphs 4(e) and 4(f), as applicable.

(h) Definitions of Certain Terms. For purposes of this Award Agreement, the term “Cause” shall have the meaning set forth in the Plan. The term “Change of Control” shall mean the occurrence, after the date hereof of any of the following: (1) the acquisition by any person or group of affiliated or associated persons of a majority or more of the voting power of the Company; (2) the consummation of a sale of all or substantially all of the assets of the Company; (3) the dissolution of the Company or (4) the consummation of any merger, consolidation, or reorganization involving the Company in which, immediately after giving effect to such merger, consolidation, or reorganization, less than a majority of the total voting power of the outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d- 3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Company immediately prior to such merger, consolidation or reorganization.

(i) Release Requirement. Notwithstanding any provision in this Agreement, any obligations of the Company under this Section 4 are conditioned on the participant’s execution (without revocation during any applicable statutory revocation period) of a waiver and release of any and all claims against the Company and its affiliates in the form acceptable to the Committee.

5. Withholding.

Payments under the Award Agreement shall be net of an amount sufficient to satisfy any federal, state or local withholding tax liability. Determinations by the Company as to the amount of such withholding shall be conclusive.

6. Administration.

This Award Agreement is administered by the Committee (or its delegate). The Committee has the authority to interpret this Award Agreement, to adopt rules for administering this Award Agreement, to decide all questions of fact arising under this Award Agreement, and generally to make all other determinations necessary or advisable for the administration of this Award Agreement, including the determination of the circumstances of your termination of employment with the Company. All decisions and acts of the Committee are final and binding. Amendment and Adjustments to your Incentive Interest.

The Committee reserves the right to amend the terms of this Award Agreement and the Incentive Interest to the extent permitted by, and in accordance with, the terms of the Plan.

7. No Right to Continued Employment.

Nothing in this Award Agreement shall confer upon you any right with respect to the continuation of your employment with the Company and/or any of its subsidiaries or affiliates or interfere in any way with the rights of any such company to terminate your employment.

8. Transferability.

You will not have any right to alienate, anticipate, or assign (either at law or in equity) all or any portion of any benefit, payment, or distribution under the Plan or this Award Agreement, except pursuant to the laws of descent and distribution.

9. Unsecured Obligation.

Payments under this Award Agreement will be made solely from the general assets of the Company, and the Company will not be required to maintain any separate fund or other segregated assets to provide any benefits hereunder. Your rights under this Award Agreement will be solely those of a general unsecured creditor of the Company.

10. Delivery of Documents and Notices.

Any documents relating to participating in the Plan and/or notices shall be given in writing and shall be deemed effectively given upon personal delivery, electronic delivery, or upon deposit in the U.S. Post Office or foreign equivalent, by registered or certified mail.

(a) Electronic Delivery. The Plan documents, which may, but not necessarily, include the Plan, the Award Agreement, or other reports on the Company, may be delivered to you electronically. Such means of delivery may, but do not necessarily, include the delivery of a link to a company intranet or the internet site of a third party involved in the administration of the Plan, the delivery of the document via e-mail, or such other delivery determined at the Committee’s discretion.

11. Governing Law.

Your Incentive Interest and this Award Agreement are governed by the laws of the State of Indiana without regard to any conflict of law rules.

12. Miscellaneous

(a) You should review your Award Agreement in its entirety and obtain the advice of your professional advisor(s) as you deem necessary. You should contact the Vice President. Human Resources if you have any questions regarding this award.

(b) Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made part of your Award Agreement, and is further subject to all interpretations and amendments, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control. In the event of any conflict between the provisions of this Award Agreement and any employment agreement between you and the Company, whichever provision in the Award Agreement or the employment agreement is more favorable to you shall control.

13. Changes in Tax Law

Notwithstanding paragraphs (3) and (4), if, as a result of changes in federal or applicable state income tax laws, your Award is subject to income tax in a year prior to the year in which such Award would otherwise be paid, the Committee shall take appropriate action to accelerate the payment of an amount sufficient to cover your tax liability on the Award to the extent permitted by applicable law.

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Exhibit 1

Performance Objectives

The achievement results for all performance objectives shall be determined in good faith by the Committee, based on such factors as it deems appropriate for such determination.

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This Award Agreement contains the terms and conditions of your award and accordingly should be retained in your files for future reference.

Very truly yours,

REPUBLIC AIRWAYS HOLDINGS INC.